FOR IMMEDIATE RELEASE

David Kaplan

Verticalnet, Inc.

Ph: 610-695-2310, davidkaplan@verticalnet.com

Verticalnet Reports Financial Results for the Third Quarter of 2004

Malvern, PA, November 4, 2004 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of supply management solutions, today announced results for its third quarter ended September 30, 2004.

Financial Results

Revenues for the quarter ended September 30, 2004 were $6.3 million, up 239% as compared to $1.8 million for the quarter ended September 30, 2003, and down 4% as compared to $6.5 million for the quarter ended June 30, 2004. Software and software-related revenues represented approximately 26% of revenues for the quarter ended September 30, 2004, compared to 15% of revenues for the quarter ended June 30, 2004. Verticalnet’s net loss for the quarter ended September 30, 2004 was $3.4 million, or ($0.11) per share, which included $1.4 million of non-cash charges (including depreciation and amortization). This compares to a net loss of $7.6 million, or ($0.46) per share, for the quarter ended September 30, 2003, which included $5.7 million from an inducement charge related to Verticalnet’s repurchase of its convertible debentures and $0.4 million of non-cash items (including depreciation and amortization). The results for the quarter include the results of B2eMarkets from July 19, 2004.

As of September 30, 2004, Verticalnet reported cash and cash equivalents of $5.7 million, compared to $7.0 million as of June 30, 2004. For the three months and nine months ended September 30, 2004, cash used in operations was $1.8 million (including the payment of $1.4 million of legacy B2eMarkets payables and accrued expenses) and $2.4 million, respectively. This compares to $1.0 million and $6.3 million, respectively, for the three months and nine months ended September 30, 2003.

“We are pleased with our year over year revenue growth and with our progress to date in integrating our acquired businesses,” said Gene S. Godick, Verticalnet EVP and CFO. “Due to our recent acquisitions and new customer signings, we have significantly reduced our customer concentration and increased our software and software-related revenue. We expect these trends to continue in future quarters.”

Godick continued: “Going forward, we have two priorities as we drive towards sustainable cash generation. First, we expect to grow revenues sequentially every quarter. Secondly, we believe that we can achieve additional cost synergies and efficiencies over the next several quarters as we complete the integration of our acquired businesses.”

Go-to-Market Activities

“We set four go-to-market objectives following the B2eMarkets and Tigris acquisitions earlier this year — to cross-sell solutions into existing customers of all three businesses, to organically grow our customer base, to secure subscription renewals of the legacy B2eMarkets business, and to manage our customer concentration risk,” said Nathanael V. Lentz, President and CEO of Verticalnet. “We’ve made solid progress against all four objectives, despite less than expected third quarter revenue, and I believe that we have planted the seeds for long-term growth. We will continue to track our progress against these objectives in future quarters.”

In the third quarter, seven existing customers broadened their relationships with Verticalnet, including Alcan and IKEA. Additionally, Verticalnet signed agreements with eight new customers including a spend analysis license with Caraustar Industries, Inc. and an on-demand eSourcing pilot with Agilysys, Inc. Subscription renewal activity has been strong since the close of the B2eMarkets acquisition, with seven legacy B2eMarkets customers renewing their subscriptions.

Verticalnet has reduced its customer concentration versus previous quarters. In the third quarter of 2004, the Company’s two largest customers comprised 40% of revenues compared to 63% in the second quarter of 2004, and 76% for the third quarter of 2003. The reduction in customer concentration was caused by the addition of new customers plus the return of our largest customer to a steady state of billings after an unusually large second quarter.

In addition to the customer activity, Verticalnet released an upgrade to the Verticalnet XE Suite of Supply Management solutions. Verticalnet XE, the first integrated release of Verticalnet and B2eMarkets applications, is an end-to-end suite of applications that helps companies drive sustainable bottom line improvements through better management of their supply base. As with previous versions, the upgrade to Verticalnet XE is available via an on-demand model or installed on the customer’s hardware. Designed with input from Verticalnet’s customer base, the Verticalnet XE upgrade provides visibility into spending, contract compliance, and performance along with solutions to identify sourcing opportunities, develop and execute sourcing strategies, and manage contracts and supplier performance.

“We have made substantial progress in signing new customers and winning new business from existing customers,” said Lentz. “Additionally, we continued to make investments in our technology, with the release of Verticalnet XE. Verticalnet XE is a significant release in the strategic supply management market space, representing the integration of the Verticalnet and B2eMarkets platforms. Verticalnet XE customers have complete visibility and control of the full supply management lifecycle – from savings identification through performance and compliance management – resulting in sustainable bottom line savings.”

B2eMarkets Integration
Verticalnet reported that the integration of B2eMarkets was proceeding as planned, and delivering significant benefits. The Company has integrated all major functions including sales, marketing, development, customer support, and administrative functions.

“The B2eMarkets acquisition has provided benefits on several fronts,” Lentz commented. “We have reduced our customer concentration and our newly integrated suite has made us even more competitive in the marketplace against other supply management suite vendors. Our sales force is seeing an increasing number of suite evaluations that take advantage of both the legacy B2eMarkets and Verticalnet functionality, and the Verticalnet-B2eMarkets combination is faring very well in competitive evaluations. Our existing customers have been receptive to the combined message as well, leading to a growing number of cross-selling opportunities,” Lentz continued. “We are committed to building a business that produces sustainable, profitable revenue growth and we are pleased with our initial progress in bringing our acquired businesses together.”

Conference Call Information

Verticalnet will hold a conference call today at 5:00 p.m. EST to discuss the quarterly results. To join the call, please dial 1-800-295-3991 or 1-617-614-3924 and then enter the pass code 45739501. There will also be a live web broadcast available on the investor relations section of the Company’s website at www.verticalnet.com/company/investors.html.

About Verticalnet

Verticalnet is a leading provider of supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet has helped numerous Global 2000 companies take their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise. To learn more, please visit us at www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s expected third quarter financial results, the growing number of cross-selling opportunities, long-term growth, signing new customers, cross-selling solutions to existing customers, growing our customer base, securing subscription renewals, managing our customer concentration risk, achieving additional cost synergies and efficiencies, growing revenues sequentially every quarter, and revenue guidance, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” “scheduled,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq Stock Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in Verticalnet’s Annual Report on Form 10-K for the year ended December 31, 2003 and Verticalnet’s Forms 10-Q for the quarters ended March 31, 2004 and June 30, 2004, which have been filed with the SEC. Verticalnet is making these statements as of November 4, 2004 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC.

Verticalnet, Inc.
Consolidated Statements of Operations — Unaudited
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003(4)	2004	2003 (4)

Revenues:
Software and software related	$1,613	$425	$3,426	$1,478
Services	4,638	1,420	13,896	5,975
Total revenues	6,251	1,845	17,322	7,453

Cost of revenues:
Cost of software and services	3,298	488	7,779	1,650
Amortization of acquired technology and customer contracts	225	225	875	675
Total cost of revenues	3,523	713	8,654	2,325

Gross profit	2,728	1,132	8,668	5,128

Operating expenses:
Research and development	1,775	887	4,220	2,909
Sales and marketing	1,681	566	4,206	1,814
General and administrative	1,540	1,528	4,375	3,884
Restructuring reversal	—	(180)	—	(489)
Stock-based compensation (1)	372	165	1,293	358
Amortization of other intangible assets	559	—	936	—
Total operating expenses	5,927	2,966	15,030	8,476
Operating loss	(3,199)	(1,834)	(6,362)	(3,348)
Interest and other expense, net (2)	197	5,760	515	6,609
Net loss	$(3,396)	$(7,594)	$(6,877)	$(9,957)

Net loss per share — basic and diluted (3)	$(0.11)	$(0.46)	$(0.26)	$(0.69)

Weighted average common shares outstanding — basic and diluted (3)	31,833	16,336	26,962	14,482

(1) For the three and nine months ended September 30, 2004 and 2003, stock-based compensation expense, net of the effects of cancellations, is attributable to various expense categories as follows (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Cost of revenues	103	17	437	51
Research and development	48	29	233	30
Sales and marketing	92	10	219	27
General and administrative	129	109	404	250

Total	$372	$165	$1,293	$358

(2) During the three and nine month periods ended September 30, 2003, the Company recorded a $5.7 million inducement charge relating to the repurchase of its 5 1/4 % convertible subordinated debentures.
(3) During the periods ended September 30, 2004 and 2003, the diluted earnings per share calculation was the same as the basic earnings per share calculation as all potentially dilutive securities were anti-dilutive.
(4) Certain prior year amounts have been reclassified to conform with the current year’s financial statement presentation.

Verticalnet, Inc.
Condensed Consolidated Balance Sheets — Unaudited
(In thousands)

	September 30,		December 31,
	2004		2003
Assets
Current assets:
	$		$
Cash and cash equivalents		5,683		4,408
Accounts receivable, net		6,918		2,457
Prepaid expenses and other current assets		741		520
Total current assets		13,342		7,385
Property and equipment, net		1,231		116
Other investments		606		606
Goodwill		16,311		—
Other intangible assets, net		6,438		900
Other assets		517		116
	$		$
Total assets		38,445		9,123

Liabilities and Shareholders’ Equity
Current liabilities:
	$		$
Current portion of long-term debt and convertible notes		259		757
Accounts payable and accrued expenses		6,282		2,806
Deferred revenues		3,377		992
Other current liabilities		—		147
Total current liabilities		9,918		4,702
Long-term debt		4,150		—
Shareholders’ equity		24,377		4,421
	$		$
Total liabilities and shareholders’ equity		38,445		9,123

Verticalnet, Inc.
Consolidated Statements of Cash Flow — Unaudited
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating activities:
Net loss	$(3,396)	$(7,594)	$(6,877)	$(9,957)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	917	358	2,128	1,119
Accretion of promissory note and non-cash interest	140	—	140	—
Inducement expense related to debt conversion	—	5,707	—	5,707
Non-cash restructuring reversals	—	(180)	—	(489)
Realized loss (gain) on investments	—	2	35	(111)
Loss on disposal of property and equipment	—	—	—	8
Other non-cash items	373	177	1,575	(335)
Change in assets and liabilities, net of effect of acquisitions:
Accounts receivable	356	297	(258)	373
Prepaid expenses and other assets	269	365	749	742
Accounts payable and accrued expenses	(525)	(143)	(84)	(3,472)
Deferred revenues	74	—	185	73
Net cash used in operating activities	(1,792)	(1,011)	(2,407)	(6,342)

Investing activities:
Acquisitions, net of cash acquired	(1,264)	—	(5,090)	—
Purchase of short-term investments	—	—	(3,000)	—
Proceeds from sale of short-term investments	—	—	2	979
Proceeds from sale of available-for-sale investments	—	—	2,980	—
Restricted cash	—	(1)	(311)	1,685
Proceeds from sale of assets	—	—	—	292
Capital expenditures	(45)	(19)	(102)	(59)
Net cash provided by (used in) investing activities	(1,309)	(20)	(5,521)	2,897

Financing activities:
Principal payments on long-term debt and obligations under capital leases	(284)	(71)	(633)	(71)
Payments to repurchase convertible notes	(728)	(1,289)	(728)	(1,289)
Proceeds from issuance of common stock and warrants, net	2,777	936	9,800	936
Proceeds from exercise of stock options and warrants	55	1	767	82
Net cash provided by (used in) financing activities	1,820	(423)	9,206	(342)

Effect of exchange rate fluctuation on cash and cash equivalents	(2)	27	(3)	25

Net increase (decrease) in cash and cash equivalents	(1,283)	(1,427)	1,275	(3,762)
Cash and cash equivalents - beginning of period	6,966	5,644	4,408	7,979

Cash and cash equivalents - end of period	$5,683	$4,217	$5,683	$4,217

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$26	$—	$62	$189
Supplemental schedule of non-cash investing and financing activities
Issuance of common stock as consideration for the B2e acquisition	$6,579	$—	$6,579	$—
Issuance of promissory note as consideration for the B2e acquisition	3,899	—	3,899	—
Issuance of common stock as consideration for the Tigris acquisition	—	—	5,740	—
Assumption of stock option plan as consideration for the Tigris acquisition	—	—	2,212	—
Issuance of common stock and warrants to repurchase convertible notes	—	10,815	—	10,815